ITEM 77(Q1)(a) EXHIBITS


Federated Core Trust

Amendment No. 7
to the Declaration of Trust
dated August 21, 1996

	This Declaration of Trust is
amended as follows:

	Strike Section 5 of Article III
and replace it with the following:

	Section 5.  Establishment and
Designation of Series. Without limiting the authority of the Trustees set forth in Article XIII,
Section 7, inter alia, to establish and designate any additional Series or to modify the rights and preferences of any existing Series, the Series shall be, and are established and designated as,

High-Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Inflation-Protected Securities Core Fund
Federated Duration Plus Core Fund

		The undersigned hereby certify
that the above Amendment is a true and correct
Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 14th day of August, 2009, to become effective on September 3, 2009.


WITNESS the due execution hereof this 14th day of August, 2009.


/s/ John F. Donahue		/s/ J. Christopher Donahue
John F. Donahue		J. Christopher Donahue

/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis		/s/ R. James Nicholson
Nicholas P. Constantakis		R. James Nicholson

/s/ John F. Cunningham		/s/ Thomas M. O'Neill
John F. Cunningham		Thomas M. O'Neill

/s/ Maureen Lally-Green		/s/ John S. Walsh
Maureen Lally-Green		John S. Walsh

/s/ Peter E. Madden		/s/ James F. Will
Peter E. Madden		James F. Will






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